Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Roper Industries, Inc.
Employees' Retirement Savings 003 Plan
Duluth, Georgia

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-71094, and 333-35672) pertaining to Roper Industries, Inc., of our report dated July 24, 2007, with respect to the 2005 financial statements and schedule of the Roper Industries, Inc. Employees' Retirement Savings 003 Plan included in this Roper Industries, Inc. Employees' Retirement Savings 003 Plan Annual Report on Form 11-K for the year ended December 31, 2005.

Atlanta, Georgia
October 30, 2007